Exhibit 6

AMENDED AND RESTATED SHARING AND CONSENT AGREEMENT

THIS AMENDED AND RESTATED SHARING AGREEMENT (the “Agreement”) is made as February 7, 2019, among the undersigned persons (the “Parties”).

WHEREAS, certain of the Parties are beneficial owners of common stock (“Shares”) of Golden Queen Mining Co. Ltd. (the “Company”) and are members of a Section 13(d) “group” (the “Group”) that has filed a Schedule 13D and related amendments with the Securities and Exchange Commission (“SEC”) with regard to their common interest in the Company;

WHEREAS, certain of the Parties are lenders to the Company;

WHEREAS, the Parties wish to provide for the payment and allocation of expenses among the Parties and set forth certain agreements with respect to their common interest in maximizing the value of the Company’s common stock and receiving repayment of all loans from the Company;

WHEREAS, the Parties also wish to grant authority to Thomas M. Clay (“TMC”) to engage in discussions with the Company’s management, Board of Directors, other shareholders, and other relevant parties and to execute and deliver agreements on behalf of the Parties for the purposes of an acquisition transaction with respect to the Company initiated by the Parties and described in that certain preliminary, non-binding letter (the “Proposal Letter”), dated January 4, 2019, delivered to the Company’s Board of Directors by TMC on behalf of the Parties;

WHEREAS, the Parties have received and reviewed a draft dated February 3, 2019 of a certain Share Purchase Agreement between the Company and the Parties (the “Share Purchase Agreement”);

WHEREAS, the members of the Group are parties to a certain Sharing Agreement effective as of January 7, 2019 (the “Existing Agreement”); and

WHEREAS, the parties to the Existing Agreement wish to amend and restate the Existing Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties hereto agree that the Existing Agreement is hereby amended and restated in its entirety as follows:

1. Sharing of Expenses.  Each Party shall pay his, her or its “Proportionate Share” (as defined below) of any expenses reasonably incurred by any party hereto or on behalf of the Parties in connection with a party’s participation in the activities and transactions contemplated hereby (collectively, “Expenses”), to the extent not reimbursed by the Company, including, without limitation: (i) expenses and disbursements, including, but not limited to legal expenses and disbursements, incurred in connection with Section 16 filings, Schedule 13D filings, proxy statement filings and any other filings with the SEC and Canadian authorities, legal and other expenses and disbursements incurred in connection with the Share Purchase Agreement and communications with the Company, its shareholders or other persons interested in the Company (such as printing, mailing, telephone, travel and related costs), and fees and expenses of proxy solicitors, accountants, consultants or other third parties (“Third Party Expenses”); (ii) Indemnifiable Expenses; and (iii) Contribution Expenses (as such capitalized terms are hereinafter defined).

2. Certain Definitions.  For purposes hereof, the following terms shall have the following meanings:

(a) “Indemnifiable Expenses” shall mean any and all expenses, liabilities and losses (including attorneys’ fees and expenses, judgments, fines and amounts paid or to be paid in any settlement by a party hereto) actually incurred or suffered by a Party hereto in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, “Indemnifiable Litigation”), to which any Party hereto is made a party or is threatened to be made a party by reason of any action or inaction taken or omitted in connection with any matter relating to the activities of Parties hereunder or his, her or its ownership of Shares. Notwithstanding anything to the contrary contained herein, a Party hereto shall not have any obligation to indemnify or hold harmless the other for any Indemnifiable Expense arising out of such other Party’s fraud, willful misconduct or gross negligence.

(b) “Proportionate Share” of each Party hereto shall mean, with respect to any Expenses, the percentage set forth next to such Party’s name on Schedule A hereto.

(c) “Willful misconduct” shall include, but not be limited to, (i) an intentionally untrue statement of a material fact, or (ii) an intentional omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in each case, as such material facts are required to be disclosed under applicable state or federal securities laws.

3. Accounting and Payment of Expenses.  Each Party that believes that he, she or it has incurred Expenses entitled to reimbursement hereunder shall provide TMC with evidence of such Expenses. From time to time, TMC shall provide each party with an accounting of Expenses that have been incurred in connection with the activities of the Parties hereunder, which accounting shall set forth each Party’s Proportionate Share of such Expenses. Within ten days of the receipt of such accounting, each Party shall remit his, her or its Proportionate Share of Expenses as directed in the accounting. TMC shall pay or reimburse Expenses out of amounts received from the Parties on account of such Expenses.

4. Cooperation; Contribution.  The Parties shall jointly cooperate in the defense of any Indemnifiable Litigation. In the event that a Party’s right to indemnification as provided herein is for any reason not available or insufficient to hold such Party harmless to the extent provided herein, the Parties hereto agree to contribute to the aggregate expense, liability or loss (including legal or other expenses reasonably incurred in connection with investigating or defending the same) involved in proportion to their respective Proportionate Shares (“Contribution Expense”). Each Party hereto agrees that it would not be just and equitable if contribution were determined by any other method of allocation. Notwithstanding anything to the contrary contained herein, a Party shall not be entitled to contribution for any Contribution Expense from the other for any liability or expenses arising out of such Party’s fraud, willful misconduct or gross negligence.

5. Power of Attorney.  Each Party whose signature appears below hereby constitutes and appoints TMC as his, her or its true and lawful attorney-in-fact and agent with full power of substitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign (i) any and all Section 16 reports, Schedule 13Ds, proxy statements and other filings and amendments thereto relating to securities of the Company, and to file same, with all exhibits thereto, and all documents in connection therewith, with the SEC and Canadian authorities, and (ii) the Share Purchase Agreement and all other agreements, instruments and documents related thereto or to the consummation of the transactions contemplated thereby, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

6. Periodic Updates.  TMC shall provide the Parties with periodic updates regarding the status of the activities of the Parties hereunder and other matters relating to the Group’s ownership of Company securities.

7. Pre-approval of Transactions in Company Securities.  Each Group member agrees that it will not acquire or dispose of any securities in the Company during the term of this Agreement without the prior written consent of TMC.

8. Voting and Delivery of Company Shares.  Each Group member agrees that in accordance with instructions from TMC from time to time, (i) it will vote its respective Shares, and (ii) will deliver all certificates evidencing its respective Shares as required under the Share Purchase Agreement.

9. Plans or Proposals.  Each Group member agrees to consult with TMC, and TMC agrees to gain consensus among the Group members, prior to adopting any plans or proposals that relate to or would result in any of the actions required to be set forth in parts (a) through (j) of Item 4 of Schedule 13D. By executing this Agreement, each Party acknowledges that a consensus has been reached to present the Proposal Letter and the Share Purchase Agreement to the Company. TMC is authorized to act on behalf of the Parties with respect to the Proposal Letter and the Share Purchase Agreement, including the retention of counsel, and will consult with the Parties with respect to the Proposal Letter and the Share Purchase Agreement. Each Party agrees not to adopt any other plans or proposals that relate to or would result in any of the actions required to be set forth in parts (a) through (j) of Item 4 of Schedule 13D without the prior written consent of TMC.

10. Termination.  No Party may withdraw from the Group or this Agreement without the prior written consent of TMC. This Agreement may be terminated upon the written consent of Parties holding a majority of the aggregate number of Shares beneficially owned by the Group. Notwithstanding any such termination, the provisions of Sections 1, 2, 3 and 4 will survive termination of this Agreement as to any Expenses incurred or claims asserted with respect to periods ending on or prior to the date of its termination. Upon a termination of this Agreement, the Parties, except as provided under this Section 10, shall have no further obligation to the other.

11. Additional Members.  TMC may on behalf of the Parties consent to the addition of new members to the Group; provided, however, that no person or entity shall become a member without executing and delivering an instrument agreeing to be bound by this Agreement, in which case Schedule A shall be revised and TMC shall promptly furnish a copy of such instrument and revised Schedule A to each Party.

12. No Third Party Beneficiaries; Successors and Assigns.  Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their respective successors and permitted assigns. This Agreement, shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns, provided that none of the Parties hereto may assign their rights under this Agreement without the prior written consent of TMC, and any attempted assignment in contravention of the foregoing shall be void.

13. Complete Agreement.  This Agreement contains the complete agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings or other documents by or among the Parties with respect thereto.

14. Governing Law; Venue.  This Agreement is a contract under the laws of the State of New York and shall for all purposes be construed in accordance with and governed by the laws of said State without reference to its conflict or choice of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, which shall apply to this Agreement). The Parties hereby irrevocably and unconditionally submit to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY WAIVES HIS, HER OR ITS RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

15. Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

16. Headings.  Descriptive headings are for convenience only and shall not control or affect in any way the meaning or construction of any provision of this Agreement.

17. No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18. Notice.  All notices, requests and demands to or upon the respective Parties to be effective shall be in writing (including by .pdf), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when delivered by electronic mail, or (c) the second Business Day following the day on which the same has been delivered prepaid to a reputable national express air courier service, at the respective addresses set forth on Schedule A.

19. Counterparts; Facsimiles.  This Agreement may be executed in two or more counterparts, or by facsimile, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

20. Recovery of Litigation Costs.  If any legal action or any arbitration or proceeding is brought for the enforcement of this Agreement, or because of alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the substantially prevailing party shall be entitled to recover from the other party all reasonable attorney’s fees and witness fees or other costs incurred in that action or proceeding, in addition to any relief to which it may be entitled.

[Remainder of Page Left Blank Intentionally; Signature Pages Follow Immediately.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Sharing and Consent Agreement on the day and year first above written.

February 7, 2019	ESTATE OF LANDON THOMAS CLAY

	By:	/s/ Thomas M. Clay
Thomas M. Clay, Executor

February 7, 2019	THOMAS M. CLAY

	By:	/s/ Thomas M. Clay
Thomas M. Clay, individually

February 7, 2019	LAVINIA D. CLAY

	By:	/s/ Lavinia D. Clay
Lavinia D. Clay, individually

February 7, 2019	CASSIUS M. C. CLAY

	By:	/s/ Cassius M. C. Clay
Cassius M. C. Clay, individually

February 7, 2019	LANDON H. CLAY

	By:	/s/ Landon H. Clay
Landon H. Clay, individually

February 7, 2019	RICHARD T. CLAY

	By:	/s/ Richard T. Clay
Richard T. Clay, individually

February 7, 2019	JONATHAN CLAY

	By:	/s/ Jonathan Clay
Jonathan Clay, individually

February 7, 2019	JAMES CLAY

	By:	/s/ James Clay
James Clay, individually

February 7, 2019	MONADNOCK CHARITABLE ANNUITY LEAD TRUST DATED MAY 31, 1996

	By:	/s/ Brian James
Brian James, Trustee

February 7, 2019	LANDON T. CLAY 2009 IRREVOCABLE TRUST U/A DATED MARCH 6, 2009

	By:	/s/ Brian James
Brian James, Trustee

	By:	/s/ Thomas M. Clay
Thomas M. Clay, Trustee

February 7, 2019	CLAY FAMILY 2009 IRREVOCABLE TRUST U/A DATED APRIL 14, 2009

	By:	/s/ Brian James
Brian James, Trustee

	By:	/s/ Thomas M. Clay
Thomas M. Clay, Trustee

February 7, 2019	ARCTIC COAST PETROLEUMS LTD.

	By:	/s/ Jonathan Clay
Jonathan Clay, President

February 7, 2019	EHT, LLC

	By:	/s/ Jonathan Clay
Jonathan Clay, Manager

February 7, 2019	933 MILLEDGE, LLC

	By:	/s/ Jonathan Clay
Jonathan Clay, Manager

Schedule A

Party:	Address:	Proportionate Share:

Estate of Landon Thomas Clay	c/o East Hill Management Company, LLC 70 Main Street, Suite 300 Peterborough, NH 03458 United States of America	21.63%

Thomas M. Clay	c/o East Hill Management Company, LLC 70 Main Street, Suite 300 Peterborough, NH 03458 United States of America	1.33%

Lavinia D. Clay	c/o East Hill Management Company, LLC 70 Main Street, Suite 300 Peterborough, NH 03458 United States of America	2.52%

Cassius M.C. Clay	c/o East Hill Management Company, LLC 70 Main Street, Suite 300 Peterborough, NH 03458 United States of America	0.29%

Landon H. Clay	c/o East Hill Management Company, LLC 70 Main Street, Suite 300 Peterborough, NH 03458 United States of America	1.13%

Richard T. Clay	c/o East Hill Management Company, LLC 70 Main Street, Suite 300 Peterborough, NH 03458 United States of America	0.81%

Jonathan Clay	11 Via Vizcaya Palm Beach, FL 33480 United States of America	0.73%

James Clay	29 Ridgecroft Road Bronxville, NY 10708 United States of America	0.02%

Monadnock Charitable Annuity Lead Trust dated May 31, 1996	c/o East Hill Management Company, LLC 70 Main Street, Suite 300 Peterborough, NH 03458 United States of America	1.40%

Landon T. Clay 2009 Irrevocable Trust U/A dated March 6, 2009	c/o East Hill Management Company, LLC 70 Main Street, Suite 300 Peterborough, NH 03458 United States of America	38.54%

Clay Family 2009 Irrevocable Trust U/A dated April 14, 2009	c/o East Hill Management Company, LLC 70 Main Street, Suite 300 Peterborough, NH 03458 United States of America	9.90%

Arctic Coast Petroleums Ltd.	#610, 400 5th Avenue S.W. Calgary, Alberta Canada	0.16%

EHT, LLC	11 Via Vizcaya Palm Beach, FL 33480 United States of America	21.50%

933 Milledge, LLC	11 Via Vizcaya Palm Beach, FL 33480 United States of America	0.04%